Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of One Liberty Properties, Inc. for the registration of 750,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 12, 2015, with respect to the consolidated financial statements and schedule of One Liberty Properties, Inc., and the effectiveness of internal control over financial reporting of One Liberty Properties, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
November 9, 2015